Singer Lewak Greenbaum & Goldstein LLP
10960 Wilshire Blvd., #1100
Los Angeles, CA  90024
(310) 477-3924

October 1, 2001



Securities and Exchange Commision
Washington, DC  20549



We were previously the independent accountants for Sonic Jet Performance, Inc., and on May 9, 2001, we reported on the consolidated financial statements of Sonic Jet Performance, Inc. and subsidiaries as of and for the two years ended December 31, 2000. On September 17, 2001, we were dismissed as independent accountants of Sonic Jet Performance, Inc.

We have read Sonic Jet Performance, Inc.'s statements included under Item 4 of its Form 8-K dated September 26, 2001, and we agree with such statements.

Sincerely,


/s/ Singer Lewak Greenbaum & Goldstein LLP
Singer Lewak Greenbaum & Goldstein LLP